Exhibit 10(vi)
AMENDMENT TO
EMPLOYMENT AGREEMENT
     This Amendment to Employment Agreement (this “Amendment”) is made and entered into as of June 17, 2010, by and among American Oil & Gas Inc. a Nevada corporation (the “Company”) and Joseph B. Feiten (the “Employee”).
Recitals
     A. The Company and the Employee entered into that certain Employment Agreement dated as of June 29, 2006 (the “Agreement”).
     B. In recognition of the Employee’s service to the Company, the Company and the Employee desire to amend the Agreement.
Agreement
     NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Amendment. The Agreement is hereby amended as follows:
          (a) Section 8 is deleted in its entirety and the following substituted therefor:
          8. Termination.
     (a) In the event that Employee’s employment with the Company is terminated for Cause, or due to Employee’s resignation or voluntary termination (except as provided in Section 8(b)(iii)), then all compensation and benefits will cease as of the effective date of such termination, and Employee shall receive no severance benefits, or any other compensation; provided that Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination.
     (i) For purposes of this Agreement, “Cause” shall mean that the Board, acting in good faith based upon the information then known to the Company, determines that Employee has engaged in or committed any of the following: willful misconduct, gross negligence, theft, fraud, or other illegal conduct; refusal or unwillingness to perform Employee’s duties; performance by Employee of Employee’s duties determined by the Board to be inadequate in a material respect; breach of any applicable non-competition, confidentiality or other proprietary information or inventions agreement between Employee and the Company; inappropriate conflict of interest; insubordination; failure to follow the directions of the Board or any committee thereof; or any other material breach of this Agreement. Indictment or conviction of any felony, or any entry of a plea of nolo contendre in a felony proceeding, under the laws of the United States or any State shall also be considered “Cause” hereunder.

     (b) In the event that: (i) the Board determines, in its sole discretion, that it is in the best interests of the Company to terminate the Employee’s employment with the Company, and the Board does not desire to base such termination on the provisions of Section 8(a) regardless of whether it is unable or does not desire to do so; or (ii) the Employee dies or becomes disabled (and he shall be deemed disabled if he shall have been unable to substantially perform his duties with the Company as a result of sickness or injury for a period of more than 120 days in any twelve-month period); or (iii) the Employee terminates because the Company requires that Employee relocate his principal place of business to a location more than 50 miles from Denver, Colorado, then all compensation and benefits will cease as of six months after the effective date of such termination, and Employee shall receive no other severance benefits, or any other compensation; provided that Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the date which is six months after the effective date of termination.
     (c) Employee agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of employment, and Employee covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. Employee shall enter into an agreement with the Company providing for a complete release of the Company as a condition to receiving the payments provided for in Section 8(b).
     (d) Any party terminating this Agreement shall give prompt written notice (“Notice of Termination”) to the other party hereto advising such other party of the termination of this Agreement stating in reasonable detail the basis for such termination.
     2. Miscellaneous. Except as modified by this Amendment, all terms and conditions of the Agreement shall remain in full force and effect, without modification. This Agreement, as modified by this Amendment, shall not affect any other contractual agreements with the Employee, including stock option and restricted stock agreements. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. In addition, any or all signatures to this Amendment may be delivered by facsimile and such facsimile signatures shall be binding and shall have the full force and effect of original signatures. Capitalized terms not otherwise defined herein have the respective meanings ascribed to them in the Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Amendment to Employment Agreement to be executed as of the date set forth in the first paragraph hereof.

Company: American Oil & Gas, Inc.
By:	/s/ Andrew P. Calerich
	Name:	Andrew P. Calerich
	Title:	President

Employee:
/s/ Joseph B. Feiten
Joseph B. Feiten, Individually

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